Exhibit 3.2

AMENDMENT NO. 1 TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

INTCOMEX, INC.

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, the Board of Directors of Intcomex, Inc. (the “Corporation”) adopts the following Amendment No. 1 to its Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”):

FIRST: The Certificate of Incorporation is hereby amended by deleting the present first sentence of the first paragraph and the present first sentence of the second paragraph of Article IV and inserting the following sentences in lieu thereof, respectively:

“1) This corporation is authorized to issue Two Hundred Thousand (200,000) shares of common stock, par value one cent ($0.01) per share, which shall be designated Common Stock.”

“2) Of the 200,000 shares of common stock of the Corporation, 140,000 shares are initially designated as shares of Common Stock and 60,000 shares are initially designated as shares of Class B Stock.”

SECOND: Except as modified hereby, all provisions of the Certificate of Incorporation as heretofore amended shall remain in full force and effect.

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IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to the Certificate to be signed by Michael Shalom, its President, and attested by Russell Olson, its Secretary, this      day of December, 2009.

By:	/s/ Michael Shalom
Name: Michael Shalom
Title: President

ATTEST:

By:	/s/ Russell Olson
Name: Russell Olson
Title: Secretary

2

ACTION BY UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS OF

INTCOMEX, INC.

The undersigned, constituting all of the members of the Board of Directors of Intcomex, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 141(f) of the Delaware General Corporation Law, hereby adopt the following resolutions by unanimous written consent effective as of December     , 2009:

WHEREAS, the Board desires to declare the advisability of the approval and adoption by the stockholders of the Corporation of the Amendment No. 1 to the Second Amended and Restated Certificate of Incorporation of the Corporation substantially in the form attached hereto as exhibit A (the “Amendment No. 1”).

WHEREAS, certain shareholders and holders of the Corporation’s $120,000,000 aggregate principal amount of its 11 3/4% Second Priority Senior Secured Notes due 2011 (the “Initial Notes”) intend to execute subscription agreements (the “Subscription Agreements”) pursuant to which such shareholders and holders of Initial Notes will contribute cash and/or transfer Initial Notes to the Company in exchange for newly-issued shares of common stock of the Company (the “Subscription”).

WHEREAS, in connection with and in furtherance of the Subscription, the undersigned believes that it is in the best interests of the Corporation to amend and restate the Third Amended and Restated Shareholders’ Agreement, dated as of August 20,2007, among the Corporations and its various shareholders.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board hereby declares it advisable to approve and adopt by the stockholders of the Corporation of the Amendment No. 1 substantially in the form attached hereto as exhibit A, as being advisable, fair and in the best interest of the Corporation and its stockholders.

RESOLVED, that the execution, acknowledgement and filing of the Amendment No. 1, upon the approval and adoption by the stockholders of the Corporation, in the form approved and adopted by the stockholders, be and hereby are adopted, authorized and approved.

RESOLVED, that Anthony Shalom, Michael Shalom and Russell Olson and any person appointed by such persons (collectively, the “Authorized Persons”) be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation and in its name, to perform all of the obligations of the Corporation, including the execution, acknowledgement and filing of the Amendment No. 1 with the State of Delaware, upon the approval and adoption thereof by the stockholders of the Corporation, and to do any and all other acts and things as such Authorized Person deems necessary, appropriate or desirable to effectuate and carry out fully the intent and purposes of the foregoing resolutions (including engaging such persons as such Authorized Person shall deem in his or her judgment to be necessary, appropriate or desirable) and each of the transaction contemplated thereby; such approval being conclusively evidenced by such Authorized Person’s execution, delivery or the doing of such act or thing; and that the signature of any Authorized Person to any agreement, document, certificate, instrument or filings shall be conclusive evidence of the authority of such Authorized Person to execute, acknowledge, file and deliver such agreement, document, certificate, instrument or filings.

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is, authorized and directed to execute, deliver and perform on behalf of the Corporation as contemplated by the Subscription Agreements the issuance of shares of common stock of the Corporation, with such modifications and alterations as the officer or officers executing and approving such issuance, and such other documents or transactions may determine to be necessary, appropriate, convenient or beneficial to the Corporation, such determination being evidenced by such officer’s or officers’ execution thereof;

RESOLVED, that the proper officers of the Corporation be, and each of them hereby is authorized and directed to execute, deliver and perform on behalf of the Corporation the Fourth Amended and Restated Shareholders Agreement substantially in the form of exhibit B (the “Shareholders Agreement”‘), with such modifications and alterations as the officer or officers executing the Shareholders Agreement, and such other documents or transactions may determine to be necessary, appropriate, convenient or beneficial to the Corporation, such determination being evidenced by such officer’s or officers’ execution thereof;

RESOLVED, that the Authorized Persons be, and each of them hereby is, authorized and directed to take or cause to be taken all such further actions and to execute and deliver or cause to be executed and delivered such other instruments and documents in the name and on behalf of the Corporation and to pay all such fees and expenses as they shall deem necessary, proper or advisable in order to carry out fully the purpose and intent of the foregoing resolution.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being all of the directors of the Corporation, have executed this Action by Unanimous Written Consent as of the date first written above.

/s/ Anthony Shalom
Anthony Shalom

/s/ Michael Shalom
Michael Shalom

/s/ Enrique Bascur
Enrique Bascur

/s/ Adolfo Henriques
Adolfo Henriques

/s/ Thomas A. Madden
Thomas A. Madden

/s/ Juan Pablo Pallordet
Juan Pablo Pallordet

/s/ Andres Small
Andres Small

Exhibit A

Exhibit B